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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bioject Medical Technologies, Inc.:

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of Bioject Medical Technologies Inc. of our report dated February 18, 2005, with respect to the consolidated balance sheets of Bioject Medical Technologies Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years ended December 31, 2004 and 2003 and for the nine-month transition period ended December 31, 2002, which report appears in the December 31, 2004 annual report on Form 10-K of Bioject Medical Technologies Inc.

KPMG LLP

Portland, Oregon
April 6, 2005

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Consent of Independent Registered Public Accounting Firm